Exhibit 10.9

Employment Contract – Lirong Wang

Employer (Party A): Muliang Viagoo Technology, Inc.

Address: 2498 Wanfeng Highway, Lane 181 Fengjing Town, Jinshan District, Shanghai, China 201501.

Employee (Party B): Lirong Wang; Shanghai, China.

I.	Contract period

This contract is a one-year contract starting from September 26, 2020 through September 25, 2021.

II.	Employment location and title

Party B agrees to work with Party A in its principal executive office in Shanghai based on the job requirements and with the job title as Chief Executive Officer.

III.	Labor remuneration

The monthly salary of Party B is RMB10,000 and shall be paid on the twenty-fifth day of each month. Such compensation is subject to review and adjustment by the Board of Directors.

Party B dully understands the salary system of Party A and accepts such salary payment. The parties can stipulate the other salary standard through negotiation and put such agreement in writing.

Party A shall fully pay the salary to Party B monthly by wire transfer or in cash and shall not delay or hold it without reason.

IV.	Work hours, Rest and Leave

Party A adopts the standard work hour system and the other work hour system permitted by the laws and regulations of PRC.

Party B enjoys all holidays and vacation rights under the national regulations during the contract period.

V.	Social insurance

Following the related national and local social insurance law, Party A shall pay social insurance fee on behalf of Party B; Party A shall deduct from Party B’s salary the individual payment part for the social security fee.

Party B is entitled to medical treatment and monetary damages in accordance with related law due to work-related injuries or deaths.

If Party B is ill or injured not due to work-related events during the term of this contract, Party B enjoys the medical treatment leave in accordance with the law.

Any other benefits shall be based on relevant policies and regulations by the national and local government.

VI.	Employment protection, work condition and protection against occupational hazards

Party A shall strictly follow all laws and regulations related to labor protection by the national and local government of PRC and shall provide Party B with necessary work conditions and tools, establish safe production process, design standard operating instructions, work specifications and labor safety and health system.

If Party B involves in occupational hazards, Party A shall follow the national regulations to perform pre-service and post-service occupational health check; and shall provide regular health examinations during the contract period.

VII.	Labor disciplines and regulations

Party A shall make all legally designed labor disciplines and regulations public to Party B. Party B shall strictly follow regulations and rules of Party A and shall complete all tasks, improve his/her professional skills and execute all labor disciplines and ethics. If Party B violates any regulations, Party A can give appropriate administrative sanctions or terminate the contract under worse scenario according to its disciplines and regulations.

VIII.	Confidentiality Clause

Party B shall keep confidential all the information he/she received about the business secret and other confidential information.

IX.	Termination, modification, and revision of the contract

(a)	By Party A

Party A may terminate the employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

a.	Party B has been grossly negligent or acted dishonestly to the detriment of Party A;
b.	Party B has engaged in actions amounting to willful misconduct or failed to perform his duties hereunder and such failure continues after Party B is afforded a reasonable opportunity to cure such failure;
c.	Party B is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement; or
d.	Party B violates the confidentiality clause or other Party A’s regulations.

(b)	By Party B

Party B may terminate the contract with 30-day prior written notice to Party A.

(c)	When the labor contract expires or any other termination condition of the labor contract stipulated by both parties occurs, the labor contract shall be terminated.

(d)	The modification of the labor contract shall be carried out in accordance with the relevant regulations and laws of PRC.

X.	Dispute resolution

Any labor dispute regarding performance of this contract can be brought up for medication and arbitration. If any party could not agree with the result of the arbitration, it can initiate litigation or negotiate to solve such disputes.

XI.	Miscellaneous

After both parties sign this contract, Party B shall not be employed by other entities engaged in the same or similar or competitive relationship with Party A during the contract period.

The bylaws and regulations of Party A are appendix to this labor contract, which shall constitute the whole labor contract with this contract.

Any unresolved issue of this contract, parties can revolve through negotiation. If provisions of this contract conflict with laws and regulations of PRC, such provisions shall be nullified, and the associate national laws and regulations shall prevail.

This contract is written in duplicate with each party holding one copy. The contract will come into force upon execution or stamp of both parties.

Party A: Muliang Viagoo Technology, Inc.

Party B: Lirong Wang

The contract was signed on September 25, 2020.